Tidal Trust I 485BPOS

Exhibit 99.(d)(xv)(2)

SECOND AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS SECOND AMENDMENT dated as of August 13, 2026, to the Investment Advisory Agreement dated as of August 5, 2022 (the “Agreement”), is entered into by and between TIDAL TRUST I (f/k/a TIDAL ETF TRUST) (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time, and TIDAL INVESTMENTS LLC (f/k/a TOROSO INVESTMENTS, LLC) (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to add the following series:

Unlimited Dynamic Leverage Gold ETF

Unlimited Dynamic Leverage Bitcoin ETF

Unlimited Dynamic Leverage Oil ETF

Unlimited Dynamic Leverage US Stocks ETF

Unlimited Dynamic Leverage US Treasuries ETF (each, a “New Fund,” and collectively, the “New Funds”); and

WHEREAS, Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the New Funds, to be effective at the time each New Fund commences operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SIGNATURES ON NEXT PAGE

TIDAL TRUST I		TIDAL INVESTMENTS LLC
on behalf of its series listed on Amended Schedule A

By:	/s/Eric W. Falkeis	By:	/s/Jay Pestrichelli
Name:	Eric W. Falkeis	Name:	Jay Pestrichelli
Title:	President	Title:	Chief Investment Officer

Amended Schedule A

to the

Investment Advisory Agreement

by and between

Tidal Trust I and Tidal Investments LLC

Fund Name	Advisory Fee	Effective Date
Unlimited HFND Multi-Strategy Return Tracker ETF	0.95%	10/10/2022
Unlimited HFEQ Equity Long/Short ETF	0.95%	7/14/2025
Unlimited HFGM Global Macro ETF	0.95%	4/14/2025
Unlimited HFMF Managed Futures ETF	0.95%	7/14/2025
Unlimited HFEV Event Driven ETF	0.95%	Commencement of Operations
Unlimited HFFI Fixed Income ETF	0.95%	Commencement of Operations
Unlimited HFEM Emerging Markets ETF	0.95%	Commencement of Operations
Unlimited Ultra HFND Multi-Strategy ETF	0.95%	Commencement of Operations
Unlimited Low-Beta HFND Multi-Strategy ETF	0.95%	Commencement of Operations
Unlimited Dynamic Leverage Gold ETF	0.95%	Commencement of Operations
Unlimited Dynamic Leverage Bitcoin ETF	0.95%	Commencement of Operations
Unlimited Dynamic Leverage Oil ETF	0.95%	Commencement of Operations
Unlimited Dynamic Leverage US Stocks ETF	0.49%	Commencement of Operations
Unlimited Dynamic Leverage US Treasuries ETF	0.49%	Commencement of Operations